Exhibit 23


          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
WLR Foods, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-63364 and No. 33-55649), on Form S-3 (No. 33-56775) and on Form S-3(D) (No. 33-54692) of WLR Foods, Inc. of our reports dated August 13, 1999, relating to the consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of July 3, 1999 and June 27, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended July 3, 1999, and the related schedule, which reports appear or are incorporated by reference in the July 3, 1999 annual report on Form 10-K of WLR Foods, Inc.



                                                 KPMG LLP
Richmond, Virginia
September 29, 1999